Exhibit 10.2

Safeguard Scientifics, Inc.

One Radnor Corp. Ctr.

100 Matsonford Road, Suite 110

Radnor, PA 19087

April 1, 2020

Robert Rosenthal

xxxxxxxxxxxxxx

xxxxxxxxxxxxxx

Dear Bob:

This letter agreement (“Agreement”) reflects your transition to Executive Chairman and Principal Executive Officer of Safeguard Scientifics, Inc. (“Safeguard”), effective on April 1, 2020 (Effective Date”).

1.	Terms of Employment.
a.

You and Safeguard hereby agree that your position as Executive Chairman and Principal Executive Officer of Safeguard is on an interim basis for six months and will commence on the Effective Date and end on October 1, 2020 (the “Term”).

b.	Your compensation as Executive Chairman and Principal Executive Officer will be one dollar for the Term.
c.

As Executive Chairman and Principal Executive Officer, you will devote sufficient time to perform the services customarily required of such position and report to the Board of Directors of Safeguard (“Board”).

d.	You will be an employee-at-will and subject to the arrangements described in Safeguard’s employee handbook as modified from time to time.
e.	You will be eligible to participate in any employee benefit plans of Safeguard on the same terms and conditions as may be offered to other employees of Safeguard from time to time.
2.

Continued Service on Board and Committees.  Your employment as Executive Chairman and Principal Executive Officer will not affect your service on the Board or any Board committees.  During the Term, you will continue to serve as Chair of the Board, including on any committees of the Board on which you are eligible to serve under the rules of the New York Stock Exchange.  In addition, during the Term, you will continue to receive compensation for your services as Chair of the Board, as well as for serving on any applicable committees, but such compensation will be solely for your continued service on the Board and committees and will not separately be for your services as Executive Chairman or Principal Executive Officer.

3.

Entire Agreement. This Agreement constitutes the entire agreement and understanding relating to your employment with Safeguard and supersedes any and all prior agreements and understandings whether oral or written, relating thereto.

4.

Amendment.  No term or condition set forth in this letter may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and the Board or a duly authorized officer of Safeguard.

5.

Governing Law. The provisions set forth in this Agreement will be construed and enforced in accordance with the law of the Commonwealth of Pennsylvania without regard to the conflicts of laws rules of any state.

6.	Taxes. Safeguard may withhold applicable taxes and other legally required deductions from all payments to be made hereunder.

If this Agreement sets forth our agreement on the subject matter hereof, kindly sign and return to us the enclosed copy of this letter, which will then constitute our legally binding agreement.

Sincerely,

Safeguard Scientifics, Inc.

By: _____________________________

       Joseph M. Manko, Jr.

       Director

I agree to be bound by the terms and conditions of this letter agreement.

____________________________

Robert Rosenthal

____________________________

Date

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